For Immediate Release
October 17, 2006

CITIGROUP TO PURCHASE 20% EQUITY INTEREST IN AKBANK, LEADING TURKISH BANK

New York/Istanbul - Citigroup and Akbank announced today that they have signed a definitive agreement under which Citigroup will purchase a 20 percent equity position in Akbank for approximately $3.1 billion, at a price of Yeni Turkish Lira (YTL) 9.50 per 100 shares. Akbank is a premier, full-service retail, commercial, corporate and private bank in Turkey, with assets of $35.8 billion, loans of $17.7 billion and a deposit base of $22.7 billion. It is the third largest bank by assets and the most profitable banking institution in the country.

Sabanci Holding, a 34 percent owner of Akbank shares, together with its subsidiaries, which own an additional block of shares in Akbank, have granted Citigroup a right of first refusal or first offer over the sale of any of their Akbank shares in the future. In addition, Citigroup has granted a right of first refusal or first offer over its Akbank shares to Sabanci. Subject to a number of exceptions, including purchases from Sabanci Holding and its subsidiaries, Citigroup has agreed not to acquire additional shares in Akbank. The transaction will be accretive to Citigroup’s earnings in year one.

The agreement also establishes a strategic collaboration between Citigroup and Akbank to pursue new commercial activities, referral arrangements and joint ventures and to share certain expertise and technology. The terms also grant Citigroup the right to appoint one non-executive director to Akbank’s nine-person Board, and the Sabanci Group the right to appoint one non-executive director to the Board of Citigroup’s Turkey subsidiary.

“The Sabancis are one of the most highly respected and leading business families in Turkey. Akbank is an ideal partner for Citigroup; it is a premier institution in the fast growing and dynamic Turkish market, led by a highly skilled management team that has achieved a superior record of performance,” said Charles O. Prince, Citigroup Chairman and Chief Executive Officer. “What made this transaction particularly attractive is our strategic collaboration, which provides opportunities to broaden our international distribution capabilities and extend the availability of world-class financial products and services to individuals and institutions.”

“This alliance brings together the most valuable financial institutions in the world and in Turkey, in a long-term strategic partnership. We strongly believe that this alliance will solidify Akbank’s leading position in the rapidly growing Turkish Banking Sector. We look forward to the strategic synergies this partnership with Citigroup will bring to further our business objectives and growth aspirations,” said Erol Sabanci, Chairman of the Board of Akbank.

"Turkey has great strategic importance and financial prospects for Citigroup,” said Sir Win Bischoff, Chairman, Citigroup Europe. “Our existing operations allied to a significant stake in Akbank, a pre-eminent financial institution with excellent management and an outstanding reputation, will allow us to strengthen and accelerate our position in this vital market."

Zafer Kurtul, Chief Executive Officer of Akbank added: “In the last five years Akbank has implemented a very successful change program and consolidated its leading position in the Turkish Banking Sector. As Turkey is becoming an increasingly attractive market for financial institutions, we anticipate that with Citigroup’s contribution, Akbank will enter a new era of expansion and growth.”

Citigroup will obtain its shares in Akbank through (a) the purchase of 28 billion shares from Sabanci family members and Sabanci Holding subsidiaries at YTL 9.50 per 100 shares and (b) the issuance of 20 billion new Akbank shares at the same price through a reserved capital increase in favor of Citigroup.

The transaction, subject to shareholder and regulatory approvals, is expected to close in 60-90 days.

With its widely recognized strong brand name, Akbank currently has 674 branches and 1,551 ATMs and enjoys the number one position in auto and housing loans, the number two position in commercial loans and the number three position in deposits. Approximately 65 percent of Akbank’s revenues in the first half of 2006 came from its retail bank and thirteen percent of its revenues derive from its commercial and corporate bank.

Citigroup has had operations in Turkey since 1975 and has more than 2,000 employees on the ground serving corporate, commercial and retail clients through 47 branches and 68 ATMs. Citigroup is currently the 19th largest bank in Turkey by assets with approximately $2.1 billion in assets and $1.6 billion in deposits.

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About Citigroup:
Citigroup (NYSE: C), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management.  Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex.  Additional information may be found at www.citigroup.com

About Akbank:
Akbank is Turkey’s most profitable bank. Founded in 1948, Akbank offers a wide range of retail, commercial, corporate, private banking, international trade finance and capital markets services. Akbank operates through its Head Office in Istanbul and its 13 Regional Directorates, and a strong and extensive distribution network that includes 674 branches and through its alternative delivery channels. Customer-focused banking is Akbank’s priority and offering customers creative, innovative, highly specialized quality products and services is the main objective of Akbank’s mission.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Citigroup Contacts:
Media:	Shannon Bell, New York	1-212-793-6206
	Dan Noonan, London	44-207-986-5608
	Nevnihal Ciftici, Istanbul	90-212-319-4430
Investors:	Arthur Tildesley	1-212-559-2718
Fixed Income:	John Randel	1-212-559-5091

Akbank Contacts:
Media:
Murat Gollu
Head of Corporate Communication
murat.gollu@akbank.com
Tel: 90-212-385 62 75

Investors:
Cenk Goksan
Head of IR
Cenk.goksan@akbank.com
Tel: 212-280 13 35